Exhibit 99.1

Modiv Declares Quarterly Dividends for Preferred Shareholders,
Monthly Distributions for Common Shareholders

NEWPORT BEACH, CA, August 22, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced the declaration of a regular quarterly cash dividend of $0.4609375 per share on the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) for the third quarter of 2022 and the declaration of a regular monthly cash distribution of $0.09583 per share on the Company’s Class C common stock, $0.001 par value per share (the “Common Stock”) for each of October, November and December 2022.

The Board of Directors authorized quarterly dividends payable to Series A Preferred Stock holders of record as of September 30, 2022, which will be paid on October 17, 2022. The quarterly dividend amount of $0.4609375 per share represents an annualized dividend rate of $1.84375 per share of Series A Preferred Stock.

Additionally, the Board of Directors authorized monthly distributions payable to Common Stockholders of record as of October 31, 2022, November 30, 2022 and December 30, 2022, which will be paid on or about November 23, 2022, December 23, 2022 and January 25, 2023, respectively. The current monthly distribution amount of $0.09583 per share represents an annualized distribution rate of $1.15 per share of common stock.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of June 30, 2021, Modiv had a $540 million real estate portfolio (based on estimated fair value) comprising 2.9 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to annualized dividend rates and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248

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